U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ePhoto Image, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	TBA
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 181 Dragon Villas, No. 8 Shun An Nan Road Shunyi County, Beijing, China	Nevada Agency and Trust Company 50 West Liberty St, Suite 880 Reno, NV 89501
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: 0086-137-175-28189

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.|__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM PRICE SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Common Stock	2,150,000 shares	$0.001	$2,150	$0.15

(1)	This price was arbitrarily determined by ePhoto Image, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Already paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
David S. Jennings, Esq.
330 Carousel Parkway, Henderson, Nevada 89014
Phone: (702) 595-5150 / Fax: (800) 731-6120

SUBJECT TO COMPLETION, Dated April 30, 2010

PROSPECTUS
EPHOTO IMAGE, INC.
2,150,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 2,150,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.001 per share. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.001	None	$0.001
Total	$2,150	None	$2,150

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.001 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”) formerly known as the National Association of Securities Dealers or NASD). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.  Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize.  If our common stock becomes traded on the FINRA Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: April 30, 2010

Summary	5
Risk Factors	7
Risks Associated with Our Financial Condition	7
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	7
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	7
Risks Associated with Our Business Model	8
Because we have not established the ePhoto brand name, and our website, products, and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.	8
If the stock photography market does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.	8
Because we do not have exclusive agreements with the visual artists that will provide our products, we may be unable to effectively provide and distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.	8
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.	9
In the event that we are unable to successfully compete within the digital stock photography business, we may not be able to achieve profitable operations.	9
The complexity of our website may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our website.	10
If we do not effectively implement measures to sell our products, we may never achieve revenues and you will lose your entire investment.	10
If we are unable to successfully manage growth, our operations could be adversely affected.	10
Because we intend to offer our product in China and other countries throughout Asia, we are subject to risks associated with international operations.	11
Because we are dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.	11
Because we rely heavily upon third-party telecommunications providers, any disruption in that telecommunication will have adverse effects on our business operations.	12
If there are events or circumstances affecting the reliability and security of the Internet, access to our product and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.	12
If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.	12
Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.	13
Because the e-commerce market is subject to cyclical variations, those variations may have a material adverse effect on our business.	13
Risks Associated with Management and Control Persons	13
Because our management is inexperienced in operating a digital stock photography business, our business plan may fail.	13
Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	13

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	14
Because our President and Director, Petra Jaeger, owns an aggregate of 33.9% of our outstanding common stock, investors may find that corporate decisions influenced by Petra Jaeger are inconsistent with the best interests of other stockholders.	14
Because our President and Director, Petra Jaeger, owns an aggregate of 33.9% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	14
Risks Related to Legal Uncertainty	15
If our products fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	15
Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	15
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	15
Risks Related to Our Securities	15
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	15
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	16
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	16
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	16
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	17
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	17
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	17
Because we have nominal assets, we may be considered a "shell company" and subject to more stringent reporting requirements.	18
Forward-Looking Statements	18
Use of Proceeds	18
Determination of Offering Price	18
Dilution	19
Selling Shareholders	19
Plan of Distribution	20
Legal Proceedings	21
Directors, Executive Officers, Promoters and Control Persons	21
Security Ownership of Certain Beneficial Owners and Management	22
Description of Securities	22
Interests of Named Experts and Counsel	25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	25
Organization within the Last Five Years	25
Certain Relationships and Related Transactions	33
Market for Common Equity and Related Stockholder Matters	33
Executive Compensation	35
Financial Statements	35
Changes In and Disagreements with Accountants	37
Available Information	37

Summary

We were incorporated as ePhoto Image Inc. (“ePhoto”) on September 20, 2007, in the State of Nevada for the purpose of developing digital image transaction software and a website through which visual artists can sell original photographic content.

We are a development stage company and have not generated any sales to date. As of January 31, 2010, we had $3 in current assets and current liabilities in the amount of $2,901. Accordingly, we had a negative working capital position as of January 31, 2010 of $2,898. Since our inception through January 31, 2010, we have incurred a net loss of $10,690. We do not have enough cash to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal executive offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Our operations office is located at No. 181 Dragon Villas, No. 8 Shun An Nan Road, Shunyi County, Beijing, China. Our phone number is 0086-137-175-28189. Our fiscal year end is April 30.

The Offering

Securities Being Offered
Up to 2,150,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President and Director, Petra Jaeger, and shareholder, Namuun Ganbaatar.

Offering Price
The offering price of the common stock is $0.001 per share.  There is no public market for our common stock.  We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares in our stock.

We intend to apply to the FINRA over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
7,750,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President and Director, Petra Jaeger, owns an aggregate of 36.77% of the common shares of our company and therefore has substantial control.  All of the common stock to be sold under this prospectus will be sold by existing shareholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of January 31, 2010 (Unaudited)			As of April 30, 2009 (Audited)
Cash	$3			$2
Total Assets	$3			$2
Liabilities	$2,901			$0
Total Stockholders’ Equity (Deficit)	$(2,898)			$2

Statement of Operations	For the three months ended January 31, 2010	For the nine months ended January 31, 2010	For the period from September 20, 2007 (inception) to January 31, 2010	For the year ended April 30, 2009
Revenue	$0	$0	$0	$0
Loss for the Period	$1,000	$2,900	$10,690	$7,790

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned limited revenue since our inception, which makes it difficult to evaluate whether we will operate profitably.  Operating expenses for the period from September 20, 2007 (date of inception) to January 31, 2010, totaled $10,690.  We have incurred cumulative net losses of $10,690 since inception to January 31, 2010. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of January 31, 2010, we had cash in the amount of $3. Our future is dependent upon our ability to obtain financing or upon future profitable operations.  We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

As of January 31, 2010, we had cash in the amount of $3. We have a working capital deficit of $2,898 as of January 31, 2010.We expect to spend approximately $20,000 to implement our business plan over the coming year.  Our accounting, legal and administrative expenses for the next twelve months are anticipated to be $30,000.  Without additional capital to contribute toward these expenditures for the next twelve months, we may not be able to continue as a going concern.

Our future is dependent upon our ability to obtain financing or upon future profitable operations.  We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have not yet begun to offer our products. To date, revenues are not substantial enough to maintain us without additional capital injection if we determine to pursue a growth strategy before significant revenues are generated. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks.  If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we have not established the ePhoto brand name, and our website, products, and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.

Because we are a new company with new products and we have not conducted advertising, there is little or no recognition of our ePhoto brand name. As a result, consumers may utilize websites and purchase products other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

If the stock photography market does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to achieve revenues.
We hope to achieve revenues from sales of our product. We cannot accurately predict future growth rates or the size of the stock photography market, which drives the online stock photography industry. Demand for our product may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of the stock photography market, online stock photography industry, and the market for our product depends on a number of factors, such as:

▪	the cost, performance and reliability of our products and products offered by our competitors;
▪	public perceptions regarding stock photography and the effectiveness and value of digital stock photography;
▪	customer satisfaction with digital stock photography; and
▪	marketing efforts and publicity regarding the needs for stock photography and the public demand for stock photography.

Even if stock photography maintains wide market acceptance, our product may not adequately address market requirements and may not continue to gain market acceptance. If stock photography generally, or our product specifically, do not maintain wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

Because we do not have exclusive agreements with the visual artists that will provide our products, we may be unable to effectively provide and distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.

We do not own any images. We plan to pursue and enter into written agreements with the third party visual artists to supply our products and allow us to distribute them directly to our customers. If we lose the services of our third party visual artists, we may be unable to secure the services of replacement artists. In addition, because we do not have written agreements with all of these artists, they could refuse to supply some or all of our products, reduce the number of products that they supply or change the terms and prices under which they normally supply our products. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.

We believe our success depends in substantial part on our ability to offer images and other products that reflect current needs and anticipate, gauge and react to changing consumer demands in a timely manner.  Our business is vulnerable to changes in consumer preferences.  We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business.  There are no assurances that our future products will be successful, and in that regard, any unsuccessful products could also adversely affect our business.

In the event that we are unable to successfully compete within the digital stock photography business, we may not be able to achieve profitable operations.

We face substantial competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  These competitors may have completed development of their sites and products and are presently marketing these to potential customers.  Accordingly, these competitors may have already begun to establish brand-recognition with consumers.  We will attempt to compete against these competitors by developing features that exceed the features offered by competing sites.  However, we cannot assure you that our website will outperform competing sites or those competitors will not develop new sites and products that exceed what we provide.  In addition, we may face competition based on price.  If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable.  Increased competition could result in:

▪	Lower than projected revenues;

▪	Price reductions and lower profit margins;

▪	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

The complexity of our website may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our website.
We have not undertaken significant testing of our website and it may contain undetected errors, weaknesses, defects or bugs when first introduced or as new versions are released. If our website or future sites contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could adversely affect our results of operations.
If defects or bugs are discovered after commencement of commercial operation of our website or future sites, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. These costs or damages could have a material adverse effect on our financial condition and results of operations.
If we do not effectively implement measures to sell our products, we may never achieve revenues and you will lose your entire investment.
We are currently refining our prototype website. When we are satisfied that our website provides the most effective distribution mechanism for stock photography possible for the consumer, we will begin the commercial operation of our website. We have not achieved revenues, or taken active steps to develop a sales force to attain revenues.  We have no experience in providing direct sales and service, nor do we have distributors of our products other than our website. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. As a result of our corporate strategies, we have decided to initially focus our resources in select areas in China and other Asian countries. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near term plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Because we intend to offer our product in China and other countries throughout Asia, we are subject to risks associated with international operations.

Although we have not commenced offering our products to consumers, we may rely on foreign third-party development, testing, and distribution operations. Foreign operations subject us to a number of risks associated with conducting business outside of the United States, including the following:

▪	Unexpected changes in, or impositions of, legislative or regulatory requirements;

▪	Delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

▪	Imposition of additional taxes and penalties;

▪	The burdens of complying with a variety of foreign laws; and

▪	Other factors beyond our control, including acts of terrorism, which may delay the shipment of our products, impair our ability to travel or our ability to communicate with foreign locations.

In addition, the laws of certain foreign countries in which our products are or may be sold may not protect our products or intellectual property rights to the same extent as the laws of the United States. This increases the possibility of piracy of our technology and products.

Because we are dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.

Because we are dependent on third parties, we face potential losses if any of the services they provide are interrupted or become more costly. Our operations and services are dependent on the protections of our equipment from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of our equipment, including all critical “server” equipment dedicated to our Internet Web Portal site, will be located at a single facility operated by an independent third-party. Despite precautions taken by us and our third-party “server park” operator, the occurrence of a natural disaster or other unanticipated problems at our corporate offices or those of the server park operator, could cause interruptions in our services. We will be relying upon our server park operator to provide redundant or backup equipment and telecommunications facilities. Any accident, incident or system failure that causes interruptions in our operations could have a material adverse affect on our ability to provide Internet services to our customers. Extensive or multiple interruptions in providing customers with site access are a known primary reason for customer decisions to abandon the use of Internet sites/services. Accordingly, any disruption of our services due to system failures could have a material adverse affect on our business, financial condition and results of operations. Additionally, any failure on the part of our Strategic Partners, upon whom we may rely to drive traffic to our website, will reflect poorly upon our brand and result in reduced traffic to our website and, therefore, reduced revenue.

Because we rely heavily upon third-party telecommunications providers, any disruption in that telecommunication will have adverse effects on our business operations.

If telecommunications providers lose service to their customers, our customers will not be able to access our service. We will be relying on our web hosting company to provide the telecommunications links for our customers to access our web site. In the Internet marketplace it is not unusual for telecommunications providers to lose service in a market area, although these problems are usually cured within 24 hours. Any accident, incident, system failure or discontinuance of operations involving a third-party telecommunications provider that causes our members or visitors to be unable to access our site could have a material adverse affect on our ability to provide services to our customers and, in turn, on our business, financial condition, and results of operations.

If there are events or circumstances affecting the reliability and security of the Internet, access to our product and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our web site infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other Internet users, other connected Internet sites, and the interconnecting telecommunications networks. Such problems caused by third-parties could lead to interruptions, delays or cessation of service to our customers. Inappropriate use of the Internet by third-parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.” Although we intend to implement security measures, such measures have been circumvented in the past, and there can be no assurance that any measures we implement would not be circumvented in future. Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our customers, which could have a material adverse affect on our business, financial condition and results of operations.

If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.

The future success of our business will depend to a large extent on the capacity, reliability and security of our website infrastructure. As consumer visitation increases, we will be required to expand and adapt our website infrastructure. Such expansion and adaptation will require substantial financial, operational and management resources. We believe that we will have the necessary funds for capital expenditures on website software and hardware infrastructure during the next twelve months. In the event that we grow very rapidly, there can be no assurance that we will be able to keep up or expand or adapt our website infrastructure to meet evolving consumer demand on a timely basis and at a commercially reasonable cost, or at all. If we are unable to expand and adapt our website infrastructure to accommodate visitors to our website, customers could stop using our service, resulting in a loss of business.

Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.

Trade and industry are subject to economic changes and periodical fluctuations. Prolonged declines in the economy and/or a recession could have a material adverse effect on our business. The national economy is affected by numerous factors and conditions, all of which are beyond our control, including (a) Interest rates; (b) Inflation; (c) Employment levels; (d) Changes in disposable income; (e) Financing availability; (f) Federal and state income tax policies; and (g) Consumer confidence.

Because the e-commerce market is subject to cyclical variations, those variations may have a material adverse effect on our business.

We will be subject to cyclical variations in the e-commerce market. Internet usage, and in turn e-commerce, slows down in the summer months. We and other online retailers rely on the expenditure of discretionary income for most, if not all, sales. Economic downturns, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and, therefore, have a material adverse effect on our revenue, cash flow and results of operations. Alternatively, any improvement, whether real or perceived, in economic conditions or prospects could adversely impact our ability to acquire merchandise and, therefore, have a material adverse effect on our business, prospects, financial condition and results of operations, as our available supply of merchandise may be negatively impacted by increased competition.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating a digital stock photography business, our business plan may fail.

Our management does not have any specific training in running a digital stock photography business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Petra Jaeger, our President and Director, devotes 10 to 15 hours per week to our business affairs. We do not have an employment agreement with Petra Jaeger, nor do we maintain key life insurance for him. Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our President and Director, Petra Jaeger, owns an aggregate of 36.77% of our outstanding common stock, investors may find that corporate decisions influenced by Petra Jaeger are inconsistent with the best interests of other stockholders.

Petra Jaeger is our President and Director. She owns approximately 36.77% of the outstanding shares of our common stock. Accordingly, she will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Petra Jaeger may still differ from the interests of the other stockholders.

Because our President and Director, Petra Jaeger, owns an aggregate of 36.77% of our outstanding common stock, the market price of our shares would most likely decline if she were to sell a substantial number of shares all at once or in large blocks.

Our President and Director, Petra Jaeger, owns 2,850,000 shares of our common stock, which equates to 36.77% of our outstanding common stock.  There is presently no public market for our common stock although we plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  If our shares are publicly traded on the over-the-counter bulletin board, Petra Jaeger will be eligible to sell his shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Risks Related to Legal Uncertainty

If our products fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our products are intended for use in commercial as well as private settings, we may be subject to liability for any products sold by us that fail to meet industry standards for quality. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our products do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 2,150,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 30.43% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Because we have nominal assets, we may be considered a "shell company" and subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") adopted Rule 405 of the Securities Act and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets.  The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans.  However, the new rules do not prevent shells from registering securities pursuant to registration statements.  Additionally, the new rule regarding Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company.  In order to assist the SEC in the identification of shell companies, shells are also required to check a box on Form 10-Q and Form 10-K indicating that they are a shell company.  To the extent that we are required to comply with additional disclosure if we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company.  The SEC adopted a new Rule 144 effective February 15, 2008, which makes resales of restricted securities by shareholders of a shell company more difficult.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.001 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the FINRA over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,150,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Regulation S of the Securities Act of 1933, as amended.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of April 30 , 2010, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 7,750,000 shares of common stock outstanding on April 30, 2010.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Jargalsaikhan Bayarsaikhan	50,000	50,000	0	0
Altantsetseg Khaltar	100,000	100,000	0	0
Suvdmaa Boldbaatar	100,000	100,000	0	0
Tsetsegmaa Gendensuren	100,000	100,000	0	0
Yusef Marina	50,000	50,000	0	0
Tsogtbaatar Damsraiselnen	100,000	100,000	0	0
Barbaatar Damsraiselnen	50,000	50,000	0	0
Altankhundaga Altangerel	48,000	48,000	0	0
Achbilguun Mendbayer	50,000	50,000	0	0
Tumenjargal Purevsuren	100,000	100,000	0	0
Baatarkhuu Zorig	100,000	100,000	0	0
Bayarmagnai Purevsuren	100,000	100,000	0	0
Manlai Marina	100,000	100,000	0	0
Batmunkh Iderkhangai	100,000	100,000	0	0
Florence M. Almanza	100,000	100,000	0	0
Aquilino E. Almanza	100,000	100,000	0	0
Federico Cabrera	100,000	100,000	0	0
Michaelle B. Deangkinay	100,000	100,000	0	0
Valerie A. Deangkinay	100,000	100,000	0	0
Bernardo E. Almanza	100,000	100,000	0	0
Enriqueta A. Barredo	100,000	100,000	0	0
Francisco E. Almanza	100,000	100,000	0	0
Pema Macapulay	100,000	100,000	0	0
Rolando A. Maruquin	100,000	100,000	0	0
Attila Ladanyi	500	500	0	0
Casimir Elias	500	500	0	0
Sabine Schofer-Kuge	500	500	0	0
Andreas Schilling	500	500	0	0

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, we or anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.001 per share until such time as the shares of our common stock become quoted on the FINRA Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the FINRA Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

Presently, the selling shareholders cannot sell their common stock of our Company in accordance with new Rule 144 under the Securities Act because we are defined as a "shell company."

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.
Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and directors and his age as of April 30, 2010 is as follows:

Name	Age	Position Held with the Company
Petra Jaeger No. 181 Dragon Villas, No. 8 Shun An Nan Road Shunyi County, Beijing, China	48	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director

Set forth below is a brief description of the background and business experience of our executive officer and Directors.

Petra Jaeger is our President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting President and Director. Mrs . Jaeger received a diploma from the University Pforzheim in 1990. Shortly thereafter, she founded HitPit Design and began her own line of jewelry under that name. She has been overseeing all aspects of management, production, and sales of HitPit Design since 1990.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Petra Jaeger.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of  April 30, 2010, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
Petra Jaeger No. 181 Dragon Villas, No. 8 Shun An Nan Road Shunyi County, Beijing, China	Common Stock	2,850,000 Shares	36.77%
DIRECTORS AND OFFICERS – TOTAL		2,850,000 Shares	36.77%

5% SHAREHOLDERS
Namuun Ganbaatar Bayanzurkh district, 1st khoroo, 12R Khoroolol, 22R Bair, 124 Toot, Ulaanbaatar, Mongolia	Common Stock	2,750,000 Shares	35.48%

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 7,750,000 shares of common stock issued and outstanding for the company as of April 30, 2010.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 30, 2010, there were 7,750,000 shares of our common stock issued and outstanding.  Our shares are held by thirty (30) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

David Jennings, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Silberstein Ungar, PLLC, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Maddox Ungar Silberstein, PLLC has presented his report with respect to our audited financial statements. The report of Maddox Ungar Silberstein, PLLC is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as “ePhoto Image, Inc.” in the State of Nevada on September 20, 2007. We are engaged in the business of developing digital image transaction software and a website through which visual artists can sell low-cost, original photographic content specifically to both low-end and high-end users of stock photographic images, such as newsletter and magazine publishers and website designers based primarily in Asia.

Our principal executive offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Our telephone number is 0086-137-175-28189. Our operations office is located at No. 181 Dragon Villas, No. 8 Shun An Nan Road, Shunyi County, Beijing, China. Petra Jaeger, our President and Director, is a person that may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of her role in founding and organizing our company.

Our fiscal year end is April 30.

Description of Business

Company Overview

We were incorporated as “ePhoto Image Inc.” (“ePhoto”) on September 20, 2007, in the State of Nevada for the purpose of developing digital image transaction software and a website through which visual artists can sell original photographic content.

Business of Company

We are engaged in the business of developing digital image transaction software and a website through which visual artists can sell low-cost, original photographic content specifically to both low-end and high-end users of stock photographic images, such as newsletter and magazine publishers and website designers based primarily in Asia. We hope that such a website, once established, will provide photographers, illustrators, graphic designers, animators, cinematographers and other visual artists a low-priced, online venue to sell their work to users of stock photographic images.  Unlike many stock image houses presently operating in the market, our objective is to not purchase large portfolios of stock images from a select group of established photographers. Instead, we intend that photographers affiliated with our company will maintain ownership of their stock images. We plan to generate revenue by charging affiliate photographers a commission on the images they sell through our website.  The images sold on our website will primarily feature Asian themes. We are currently in the process of designing and developing our software and our website, which will utilize the software to manage our database of images, display available images, and manage all associated transactions. We are continually refining this software and our website through research and trial runs. When we are satisfied that our software, website, and products will compete effectively in the Visual Content Industry by being the most cost-efficient and accessible software and website to offer a diverse selection of images from Asia, we will conduct the public launch of the website for use by visual artists and their potential customers.
We have not successfully launched our website or generated any revenues to date.  The success of our business is dependent on building our website, acquiring artist images, and making commission from sales of artwork on our website.  If we are unable to successfully implement our business plan, our business will fail and you will lose your entire investment in our company.

Our offices are located at No. 181 Dragon Villas, No. 8 Shun An Nan Road, Shunyi County, Beijing, China. Our telephone number is 0086-137-175-28189.

Stock and Microstock Photography

Stock photography consists of existing photographs that can be licensed for specific uses.  Publishers, advertising agencies, graphic artists, and others use stock photography to fulfill the needs of their creative assignments.  A customer who uses stock photography instead of hiring a photographer can save time and money.  Stock images can be presented in searchable online databases, purchased online, and delivered via download or email.  A collection of stock photography may also be called a photo archive, picture library, photo bank, or image bank, as modern stock photography distributors often carry stills, video, and illustrations.  Images are filed at an agency that negotiates licensing fees on the photographer’s behalf in exchange for a percentage, or in some cases owns the images outright.  This is increasingly done online, especially with newer microstock models.  Pricing is determined by the size of audience or readership, how long the image is to be used, the country or region where the images will be used and whether royalties are due to the image creator or owner.  Often, an image can be licensed for less than $200, or in the case of the microstock photography websites as little as $1.

Rights Managed stock photography involves an individual licensing agreement, which is negotiated for each use and details the specific conditions under which the image can be used.  Royalty-free stock photography offers a photo buyer the ability to use an image an unlimited number of times and in any medium for a single license fee.

Microstock photography is an offshoot of traditional stock photography.  What defines a company as a microstock photography company is that they 1) source their images almost exclusively via the Internet, 2) do so from a wider range of photographers than the traditional stock agencies (including a willingness to accept images from amateurs and hobbyists), and 3) sell their images at a very low rate (anywhere from $.20 - $10) for a royalty-free image.  Many microstock sites also sell vector art, and some sell Flash animations and video, as well as still images.

Each microstock company uses a different pricing and payment scheme.  Photographers can upload the same pictures on multiple sites or, with some agencies, become an exclusive supplier and receive an increased commission and additional benefits.  There is no fee to post photos on a microstock site.  However, microstock companies do not accept all artists or all photographs.  Each employs a team of reviewers who check every picture submitted for technical quality, as well as artistic and commercial merit.  Photographers add keywords that help potential buyers filter and find pictures of interest.

Visual Content Industry

The visual content industry supplies images to a varied and growing customer base, ranging from individual consumers to major multinational corporations. Market segments include graphic designers, art directors and art buyers at advertising agencies, marketing and communications professionals, Web and new media designers, newspaper, magazine, book, music and video publishers, and broadcast and media production companies.  In addition, emerging market segments include business users, who are not graphic designers or other professional users of images, such as managerial and sales professionals and small or home office (SOHO) users. Images are used to communicate messages in a wide variety of applications, including print, electronic and broadcast advertising, direct mail and marketing brochures, educational and training publications, books, magazines, newspapers, corporate communications and annual reports, motion pictures, broadcasting, CD-ROM products, sites on the Internet, other online uses, sales and in-house presentations, and various consumer uses.

The worldwide digital content market, including the market for stock digital photographic images, reached $2.9 billion annually in 2004. The visual content industry has grown substantially in recent years. This growth may be attributed to several factors, including greater appreciation of the value of images for conveying, symbolizing and reinforcing marketing and editorial messages visually; technological innovations that have made it easier and cheaper to select, use, edit and distribute images; and a proliferation of communications channels, particularly via the Internet and in the cable and satellite broadcasting industry.  The video footage sector is expected to continue to grow as technological developments in cable and satellite broadcasting and new media industries lead to a major increase in demand for stock and archival footage.

A number of technological advances have contributed to recent developments in the visual content industry and to increased demand for digital images. These advances include:

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Advances in computer hardware:  the development of faster and less expensive desktop computers, high-quality color monitors and CD-ROM drives and related compression technologies have made it possible for personal computer users to review and distribute high-quality color images.

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Software development:  Developments in software applications and tools, such as Adobe PhotoShop and PhotoDeluxe, as well as the popularity of low-priced desktop publishing applications have enabled personal computer users to enhance, manipulate, and edit color images and combine them on a single page with text and other graphics.

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Advances in printing technologies: Advances in commercial four color printing technologies have made professional printing more accessible and cost effective for many professional applications. In addition, the recent introduction of relatively inexpensive, higher resolution color printers have made it possible for non-professionals and personal computer users to print high-quality color images at low cost without professional assistance.

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The Internet:  Significant increases in the use of the Internet, both as a medium for communications and as a platform for commercial transactions, have occurred. According to Internet World Stats (www.internetworldstats.com/emarketing.htm), the number of people who are using the World Wide Web has grown from 16 million users, or 0.4% of the global population in December of 1995, to 1,319,872,109 and 20% of the global population in December of 2007. Asia alone has over 500 million users, accounting for 38.7% of the Internet usage of the world. Asia has shown a 346.6% Internet use growth from the years 2000 to 2007.  This increased use of the Internet has resulted in growth in commercial promotion and advertising in websites and other online communications, which, in turn, have contributed to an increase in demand for and use of digital images for such promotion, advertising and communication. In addition, the Internet provides a new, more efficient means of marketing and distributing images for such uses, as well as more traditional uses.

Our Products
The rising demand for stock photographic images within the growing visual content industry in conjunction with the widespread and increasing use of the Internet in general and as a source for visual content have resulted in what we anticipate will be a highly receptive potential market for our website and our products.  The vast pool of potential consumers of stock photographic images within the visual content industry as well as the many prospective consumers working outside of the visual content industry are all seeking high-quality, affordable images from visual artists who, in turn, are seeking ways to reach and sell their work to a wide range of customers at fair-market value.  The subject matter of our stock photographic images will focus primarily on Asian themes and will target an Asian audience.  This specialization offers several benefits, including a less complicated keyword image search.
To date, we have reserved a domain name at www.ePhotoImage.com.  Our website is currently under construction. We are currently in the process of developing the site to manage a database of images, display available images, and manage all associated transactions with artist affiliates.  We are continually refining this software and our website through research and trial runs. When we are satisfied that our software, website, and products will compete effectively in the Visual Content Industry by being the most cost-efficient and accessible software and website to offer a diverse selection of images from Asia, we will conduct the public launch of the website for use by visual artists and their potential customers.
Once established, we anticipate that our website will be an online stock image transaction site, similar to other online stock image agency websites in that it provides the opportunity for corporations and individuals to purchase image usage rights online and to take digital delivery of the image electronically. Our strategy is to differ from many online stock image companies, however, in that we plan to allow contributing photographers the ability to retain ownership of their images. We are in the process of developing an affiliate-based website, branded “ePhotoImage.com,” where our images will be available for viewing, purchasing and downloading.  We plan to solicit photographic originals from photographers and create an inventory of stock images available for online viewing. Our plan is that the website will include still photographic images, illustrations, clip art and video clips.  Customers should be able to freely browse our inventory of stock images and download thumbnail sketch samples of stock images. However, customers must pay the contributing photographer prior to downloading usable images. We plan to generate revenues by charging our affiliated photographers a sales commission of approximately 30% on all sales transacted on our website.
Our business plan is to offer digital product, transaction, and delivery.  We believe the advantage of our digital approach is a significant reduction in costs.  Unlike companies that sell physical products (including photographs and other artwork), our products, once established, will be digital in nature and will not require facilities to warehouse products, and consequently no staff is required to manage inventory and prepare orders. Likewise, financial transactions and the delivery of purchases will be accomplished digitally, so no sales and fulfillment staff will be required and no shippers, drivers or vehicles are needed. Staff will still be required in the areas of administration, marketing, and support. Whenever possible, information we gain from staff activities will be used to further automate our processes.
We are in the process of refining the format for our website, which will be integral to its success. We are designing and developing our website by conducting research to improve on quality and cost. This research includes performing trial runs of our software and website in order to refine their essential qualities, such as ease of access and software reliability. Refining these qualities will ensure that our final website and products are practical, affordable, and dependable.

We have not yet begun the process of soliciting an inventory of digital images from photographers.  We have, however, analyzed the market and believe our unique twists in the stock image market will appeal to new, amateur and experienced photographers. We believe that the established stock image business has grown complex and intimidating to most photographers.  Leading stock image vendors tend to boast about the vast number of images they hold online.  We believe that such an inventory almost insures that individual works will get “lost” in the database. In contrast, we hope to develop a site to focus on the emerging middle class Chinese market. It will have the nuances and cultural cues that appeal to the modern photographer interested in the Chinese culture, whether they are amateurs or professionals.   We intend to draw these photographers to our site, by engaging in the following:

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We intend to attract photographers with regionally based theme categories. For example, unlike current stock image sites which classifies in broad terms such as “people,” “animals,” etc. we will also create categories for regions such as “Great Wall,” ‘"Barrier Reef,” etc. We will classify regions, history and subject-matter items that are appealing to China, such as its rich history, food, cultural icons.

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We also plan to offer a “mobile upload” area to attract photographers. Though most mobile images are of poor quality, we feel the hardware makers are now offering phone cameras that create acceptable images.  These “live” and “authentic” images will be of non-posed and choreographed images.  We plan to capture mobile uploads, offer many royalty-free photos, but create a market in the future for licensed images from this source.  We feel that the mobile upload market will only grow in popularity. This could be the “blog” or “twitter” for images. As of March 2010, it is estimated that China has 747 million mobile phone users; many of these phones are equipped with cameras.  It is projected that in 2014, China alone will have about 957 million mobile phone users. (see: http://www.emarketer.com/blog/index.php/staggering-mobile-stats-bric-countries/ )

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We also intend to advertise our website through a combination of Skype, MSN and Facebook in China. This social networking and communications portal is rich with young, affluent Chinese consumers creating images. These images are history captured as China grows. These images are what Chinese marketers and international marketers will be interested in to "speak" to its audience.  In the next twelve months, we hope to commence the process of developing the infrastructure to link with this social networking community.

We have not yet marketed our website to attract customers, but we intend to do so in the next twelve months.  We intend to attract customers with value pricing and offering ease of use. We intend to draw in customers by engaging in the following:

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We are using SEO as part of our website development architecture.  SEO or “Search Engine Optimization” is the process of improving the volume or quality of traffic thru the web site.  To ensure we are associated and found by users of the most popular search engines such as Google, Bing or Yahoo, we are incorporating the most current organic and algorithmic processes.

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We also plan to do limited marketing at websites that focus on amateur photographers seeking advice and information. Sites such as blogs or forums that offer inexpensive internet banners for exposure and marketing.

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We also intend to  use mutual internet links. Other than tapping into the search engine user base, we will also market and offer mutual link marketing. So manufacturers, photo studios and accessory makers will have links within our site and in return they will link ePhoto to theirs.

Competition

We plan to compete with a number of established online stock image companies who sell stock images to visual content consumers in Asia and internationally. These companies enjoy brand recognition which exceeds that of our brand name and have significantly greater financial, distribution, advertising, and marketing resources than we do, including:

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Getty Images has a user friendly website where its vast inventory of stock photographic images may be previewed and purchased by prospective customers.   They have long standing business relationships with photographers and publishers and are the leading supplier of stock images for business and consumers with an archive of 70 million still images and illustrations and more than 30,000 hours of stock film footage.   The company targets 3 markets:  creative professionals (advertising and graphic design), the media (print and online publishing), and corporate communication departments for other businesses.  The company generates revenue of approximately $807 million each year.

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iStockphoto is an online, royalty free, international microstock photography provider operating with the micropayment business model. Images cost between 1 and 20 credits, depending on size (with credits ranging from $.96 to $1.30 each).  The company was the pioneer for the microstock photography industry, and claims to be “the world’s fastest growing collection of original, independent, royalty-free images.”  As of March 2008, the online photo library contains over 2.8 million images contributed by over 50,000 photographers.  The company has over 3 million registered members (as of February 2008) that participate in Internet forums, a creative-network for keeping track of friends, and a peer review/rating system.  They have a reputation for interacting with their member-base and discussing changes and new ideas openly before and after implementation, but they also have a reputation for censorship among some photographers.  The company was acquired by Getty Images for $50 million in February 2006.

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ShutterStock is a microstock photography website selling images by subscription.  As of February 2008, the company had more than 3 million royalty-free images available to subscribers, taken by more than 70,000 photographers.  Subscribers can download up to 25 images per day (750 per month) and may continue to use the pictures even after their membership has expired.  As of June 2007, the fee for subscribers began at $199 per month.  Contributing photographers must apply before they are eligible to upload their images, and, once approved, can begin uploading their work through the website.  They supply keywords, categorize the images, and submit them to inspection, where each image is examined to ensure that it meets the standards of quality, usefulness and copyright and trademark laws.  Each time an image is downloaded, the photographer receives a flat rate of $.25 ($.30 if the photographer has reached $500 in lifetime earnings).

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Fotolia is a microstock photography agency that provides means for worldwide distribution of photographs, through PayPal and Moneybookers.  Some photographs are offered for free; those that are sold are priced from $1 to as high as $2,000.  As of December 2007, Fotolia had more than 500,000 members who had uploaded more than 2.7 million photographs and graphic illustrations.

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Corbis is a buyer/seller of high-quality photography and film footage and related rights.  It has a collection of over 100 million creative, entertainment and historic images, a comprehensive footage library, extensive rights and clearances expertise, and a roster of elite assignment photographers.  Corbis is privately owned by Bill Gates.  It sells to over 50 countries, but since its founding in 1989, the company has never had a profitable year. Corbis claims to have the broadest, deepest and most easily accessible and searchable collection of imagery in the world.  In June 2007, Corbis launched a microstock website, SnapVillage.  The company intended to use its microstock site as a farm club to find photographers who could also sell their photographs on the main Corbis website.  SnapVillage offers two pricing models:  per-image pricing like iStockphoto, or subscriptions like those offered by ShutterStock.

We believe that our website will differ from many other stock image services in several respects:

•	Once established, our website will be open to all photographers, illustrators, cinematographers and digital artists worldwide even if they only have a small number of marketable images.
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We plan to function somewhat like a photographer's co-operative where members have access to common services that are not otherwise available to photographers on an individual basis: marketing services, a large pool of clients, online searchable database of images and monetary transaction processing capabilities. While many photographers have websites, it is neither practical nor economically feasible for an individual photographer’s website to have the kinds of capabilities that we provide.

•
In a traditional stock agency, agency staff takes physical ownership and possession of the photographer's images and perform the functions necessary to edit, digitize, upload and catalog them. With our company, photographers will retain possession and control of their images and do the editing, digitizing, uploading and cataloging of their images themselves, resulting in reduced staff requirements for us and no need for expensive climate-controlled storage facilities. This should also results in lower commission rates so photographers retain more of the proceeds of the sale than with traditional stock agencies.

We plan to compete primarily on the basis of quality, brand name recognition, and price. We believe that our success will depend upon our ability to be competitive in our product areas. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

Once we determine the final format for our digital image transaction software and website, we intend to file for patent protection and/or copyright protection in China and other jurisdictions.

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including software and website design, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name and software and website design. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the visual content industry. We are subject to the laws and regulations of those jurisdictions in which we plan to sell our products, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development, manufacture, and sale of our products in Asia is not subject to special regulatory and/or supervisory requirements.

There are currently few laws or regulations directly applicable to commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to issues such as user privacy, pricing, characteristics and quality of products and services. A number of countries have enacted, or may enact, laws that regulate Internet content.

Employees

Petra Jaeger, our President and Director, devotes 10 to 15 hours per week to our business affairs as our employee. We do not have an employment agreement with Petra Jaeger. Aside from Petra Jeager, we do not have any full or part-time employees. Our President oversees all responsibilities in the areas of corporate administration, business development, and research. We intend to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus. Petra Jeager is highly skilled in technical areas such as researching and developing our product, but not skilled in areas such as marketing our product and business management. Obtaining the assistance of individuals with and in-depth knowledge of operations and markets will allow us to build market share more effectively.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

We maintain our corporate office at No. 181 Dragon Villas, No. 8 Shun An Nan Road, Shunyi County, Beijing, China.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Results of Operations for the Three and Nine Months Ended January 31, 2010 and 2009, and Period from September 20, 2007 (Inception) to January 31, 2010

We generated no revenue for the period from September 20, 2007 (Date of Inception) until January 31, 2010.

Our operating expenses for the three months ended January 31, 2010 were $1,000, compared with $3,033 for the three months ended January 31, 2009. For both periods mentioned, our operating expenses consisted of professional fees.

Our operating expenses for the nine months ended January 31, 2010 were $2,900, compared with $3,033 for the nine months ended January 31, 2009. Our operating expenses for the nine months ended January 31, 2010 consisted of $2,250 in professional fees and $650 in office and miscellaneous expenses.  Our operating expenses for the nine months ended January 31, 2009 consisted entirely of professional fees.

Our operating expenses for the period from inception to January 31, 2010 were $10,690. Our operating expenses for this period consisted of $8,782 in professional fees and $1,908 in office and miscellaneous expenses.

We, therefore, recorded a net loss of $1,000 for the three months ended January 31, 2010, compared with $3,033 for the three months ended January 31, 2009, $2,900 for the nine months ended January 31, 2010, compared with $3,033 for the nine months ended January 31, 2009, and $10,690 for the period from September 20, 2007 (Date of Inception) until January 31, 2010.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Results of Operations for the Year Ended April 30, 2009, and Period from February 29, 2008 (Date of Inception) until April 30, 2009

We generated no revenue for the period from September 20, 2007 (Date of Inception) until April 30, 2009.

Our operating expenses were $7,798 for the year ended April 30, 2009, and $7,798 from September 2007 (Date of Inception) to April 30, 2009.  Our operating expenses for both periods are wholly attributable to professional fees associated with the initial development of our business, legal expenses, and consulting fees.

Liquidity and Capital Resources

As of January 31, 2010, we had total current assets of $3, consisting of Cash. We had current liabilities as of January 31, 2010 of $2,901.  Thus, we have a working capital deficit of $2,898 as of January 31, 2010.

Operating activities used $8,439 in cash for the period from September 20, 2007 (Date of Inception) until January 31, 2010. Our net loss of $10,690 offset by $2,250 in accrued expenses was the sole basis of our negative operation cash flow. Financing activities during the period from September 20, 2007 (Date of Inception) until January 31, 2010 generated $8,443 in cash during the period.

We expect to spend approximately $20,000 to implement our business plan over the coming year.  Our accounting, legal and administrative expenses for the next twelve months are anticipated to be $30,000.

As of January 31, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals.  The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

We have recurring losses and has a deficit accumulated during the development stage of $10,690 as of January 31, 2010.  Our financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, we have no current source of revenue. Without realization of additional capital, it would be unlikely for us to continue as a going concern.  Our management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, revenues from the development of our business operations.  Our ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations.

Off Balance Sheet Arrangements

As of January 31, 2010, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the FINRA over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have twenty-six (26) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the FINRA over-the-counter bulletin board.  We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form S-1 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the FINRA over-the-counter bulletin board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the periods ended April 30, 2009 and April 30, 2010.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Petra Jaeger, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director	2010 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to Summary Compensation Table

Although we do not currently compensate our sole officer, we reserve the right to provide compensation at some time in the future. Our decision to compensate our officer depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for our named executive officer as of April 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Petra Jaeger	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Financial Statements

Index to Financial Statements:

Audited financial statements for the period from September 20, 2007 (Date of Inception) through April 30, 2009:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheets as of April 30, 2009 and 2008

F-3	Statements of Operations for the period ended April 30, 2009 and 2008, and from September 20, 2007 (Date of Inception) through April 30, 2009

F-4	Statement of Stockholders’ Deficit for the period from September 20, 2007 (Date of Inception) through April 30, 2009

F-5	Statements of Cash Flows for the period ended April 30, 2009 and 2008, and from September 20, 2007 (Date of Inception) through April 30, 2009

F-6	Notes to Financial Statements

Financial statements for the period from September 20, 2007 (Date of Inception) through January 31, 2010:

F-8	Balance Sheets as of January 31, 2010 and April 30, 2009

F-9	Statements of Operations for the three and nine months ended January 31, 2010 and 2009 and period from September 20, 2007 (Date of Inception) through January 31, 2010

F-10	Statement of Stockholders’ Deficit for the period from September 20, 2007 (Date of Inception) through January 31, 2010

F-11	Statements of Cash Flows for the nine months ended January 31, 2010 and 2009 and period from September 20, 2007 (Date of Inception) through January 31, 2010

F-12	Notes to Financial Statements

 Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ePhoto Image, Inc.
Beijing, China

We have audited the accompanying balance sheets of ePhoto Image, Inc. as of April 30, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the periods then ended and the period from September 20, 2007 (Inception) to April 30, 2009.  These financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ePhoto Image, Inc., as of April 30, 2009 and 2008 and the results of their operations and cash flows for the periods then ended and for the period from September 20, 2007 (Inception) to April 30, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that ePhoto Image, Inc. will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 4. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan
August 28, 2009

ePHOTO IMAGE, INC.
 (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF APRIL 30, 2009 AND 2008

	2009	2008
ASSETS
Current Assets
Cash and equivalents	$2	$0

TOTAL ASSETS	$2	$0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$0	$0

Stockholders’ Equity
Common Stock, $.001 par value, 90,000,000 shares authorized, 7,750,000 shares issued and outstanding	7,750	0
Preferred Stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	0	0
Additional paid-in capital	42	0
Deficit accumulated during the development stage	(7,790)	0
Total stockholders’ equity	2	0

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2	$0

See accompanying notes to financial statements.

ePHOTO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE PERIODS ENDED APRIL 30, 2009 AND 2008
FOR THE PERIOD FROM SEPTEMBER 20, 2007 (INCEPTION) TO APRIL 30, 2009

	PERIOD ENDED APRIL 30, 2009	PERIOD ENDED APRIL 30, 2008	PERIOD FROM SEPTEMBER 20, 2007 (INCEPTION) TO APRIL 30, 2009

REVENUES	$0	$0	$0

EXPENSES
Professional fees	6,533	0	6,533
Registration and filing fees	335	0	335
General and administrative expenses	930	0	930
TOTAL OPERATING EXPENSES	7,798	0	7,798

OPERATING LOSS	(7,798)	0	(7,798)

OTHER INCOME	8	0	8

NET LOSS	$(7,790)	$0	$(7,790)

BASIC AND DILUTED LOSS PER SHARE	$ (0.00)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSANDING: BASIC AND DILUTED	6,004,384	0

See accompanying notes to financial statements.

ePHOTO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
PERIOD FROM SEPTEMBER 20, 2007 (INCEPTION) TO APRIL 30, 2009

	Common Stock		Additional Paid in	Deficit accumulated during the development
	Shares	Amount	Capital	stage	Total

Balance, September 20, 2007 (Inception)	-	$0	$0	$0	$0

Net loss for the period ended April 30, 2008	-	-	-	0	0

Balance, April 30, 2008	-	0	0	0	0

Common stock issued for cash during the year ended April 30, 2009	7,750,000	7,750	42	-	7,792

Net loss for the period ended April 30, 2009	-	-	-	(7,790)	(7,790)

Balance, April 30, 2009	7,750,000	$7,750	$42	$(7,790)	$2

See accompanying notes to financial statements.

ePHOTO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
PERIODS ENDED APRIL 30, 2009 AND 2008
PERIOD FROM SEPTEMBER 20, 2007 (INCEPTION) TO APRIL 30, 2009

	PERIOD ENDED APRIL 30, 2009	PERIOD ENDED APRIL 30, 2008	PERIOD FROM SEPTEMBER 20, 2007 (INCEPTION) TO APRIL 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(7,790)	$0	$(7,790)
Change in non-cash working capital items
Accounts payable and accrued liabilities	0	0	0
CASH FLOWS USED BY OPERATING ACTIVITIES	(7,790)	0	(7,790)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	7,792	0	7,792
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	7,792	0	7,792

NET INCREASE IN CASH	2	0	2

Cash, beginning of period	0	0	0
Cash, end of period	$2	$0	$2

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$0	$0	$0
Income taxes paid	$0	$0	$0

See accompanying notes to financial statements.

ePHOTO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
APRIL 30, 2009
NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business
ePhoto Image, Inc. (“ePhoto”) is a development stage company and was incorporated in Nevada on September 20, 2007.  The Company is creating a web portal selling photo images, both in the Western and Chinese markets. The main focus is on the Asia Theme. The Company plans to target Asian photographers to sign up and sell their prints on the ePhoto website as well.

Development Stage Company
The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 ”Accounting and Reporting by Development-Stage Enterprises”.  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”).

Cash and Cash Equivalents
ePhoto considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At April 30, 2009 and 2008, respectively, the Company had $2 and $0 of cash.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents and an amount due to a related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

ePHOTO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
APRIL 30, 2009

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES (continued)

Basic loss per share
Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – INCOME TAXES

For the periods ended April 30, 2009, ePhoto Image, Inc. has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $7,800 at April 30, 2009, and will expire beginning in the year 2029.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2009
Deferred tax asset attributable to:
Net operating loss carryover	$2,652
Valuation allowance	(2,652)
Net deferred tax asset	$-

NOTE 4 – LIQUIDITY AND GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of ePhoto Image, Inc. to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

EPHOTO IMAGE INC.
 (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
As of JANUARY 31, 2010 AND APRIL 30, 2009

	January 31, 2010 (unaudited)	April 30, 2009 (audited)
ASSETS

Current assets
Cash	$3	$2
Total current assets	3	2

Total assets	$3	$2

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Current Liabilities
Accrued expenses	$2,250	$-
Loan from shareholders	651	$-
Total Current Liabilities	2,901	-

Total Liabilities	2,901	-
STOCKHOLDERS’ EQUITY(DEFICIT)
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding
Common stock, $.001 par value, 90,000,000 shares authorized, 7,750,000 shares issued and outstanding	7,750	7,750
Additional paid-in capital	42	42
Deficit accumulated during the development stage	(10,690)	(7,790)
Total stockholders’ equity (deficit)	(2,898)	2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$3	$2

See accompanying notes to financial statements.

EPHOTO IMAGE INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED STATEMENTS OF OPERATIONS
Three months and nine months ended January 31, 2010 and 2009
For the period from September 21, 2007 (Date of Inception) through January 31, 2010

	Three months ended January 31, 2010	Three months ended January 31, 2009	Nine months ended January 31, 2010	Nine months ended January 31, 2009	Period from September 21, 2007 (Inception) to January 31, 2010

General and administrative expenses:
Professional fees	$1,000	$3,033	$2,250	$3,033	$8,782
Office and miscellaneous	-	-	650	-	1,908
Total general and administrative expenses	1,000	3,033	2,900	3,033	10,690

Net loss and comprehensive loss	$(1,000)	$(3,033)	$(2,900)	$(3,033)	$(10,690)

Net loss per share:
Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	7,750,000	7,750,000	7,750,000	7,750,000

See accompanying notes to financial statements.

EPHOTO IMAGE INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
Period from September 21, 2007 (Date of Inception) through January 31, 2010

	Common stock		Additional paid-in	Deficit accumulated during the Development
	Shares	Amount	capital	stage	Total
Issuance of common stock for cash to founders	5,600,000	$5,600	$-	$-	$5,600
Issuance of common stock for cash at $.001	2,150,000	2,150	42	-	2,192
Net loss for the period	-	-	-	(7,790)	(7,790)

Balance, April 30, 2009	7,750,000	7,750	42	(7,790)	2
Net loss for the period	-	-	-	(2,900)	(2,900)

Balance, January 31, 2010	7,750,000	$7,750	$42	$(10,690)	$(2,898)

See accompanying notes to financial statements.

EPHOTO IMAGE INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED STATEMENTS OF CASH FLOWS
For the period from September 21, 2007 (Date of Inception) through January 31, 2010

	Nine Months Ended January 31, 2010	Nine Months Ended January 31, 2009	Period from September 21, 2007 (Inception) to January 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss and comprehensive loss	$(2,900)	$(3,033)	$(10,690)
Change in non-cash working capital items
Increase (decrease) in accrued expenses	2,250	-	2,250

CASH FLOWS USED IN OPERATING ACTIVITIES	(650)	(3,033)	(8,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	-	7,792	7,792
Loan from shareholder	651	-	651
CASH FLOWS FROM FINANCING ACTIVITIES	651	7,792	8,443

NET INCREASE IN CASH	1	4,759	3
Cash, beginning of period	2	-	-
Cash, end of period	$3	$4,759	$3

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to financial statements.

EPHOTO IMAGE INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
January 31, 2010

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ephoto Image Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s registration statement filed with the SEC on Form S-1.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the financial statements to be not misleading have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2009 as reported in Form S-1, have been omitted.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Ephoto Image Inc. (“Ephoto” or the “Company”) was incorporated in Nevada on September 21, 2007.  Ephoto is a development stage company and has not yet realized any revenues from its planned operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Comprehensive Income

The Company has established standards for reporting and display of comprehensive income, its components and accumulated balances.  When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

EPHOTO IMAGE INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
January 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Tax

Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Recent Accounting Pronouncements

Ephoto does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 - GOING CONCERN

Ephoto has recurring losses and has a deficit accumulated during the development stage of $10,690 as of January 31, 2010.  Ephoto's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, Ephoto has no current source of revenue. Without realization of additional capital, it would be unlikely for Ephoto to continue as a going concern.  Ephoto's management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, revenues from the development of its business operations.  Ephoto's ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations.

NOTE 4 – INCOME TAXES

The provision for Federal income tax consists of the following:

	January 31, 2010	January 31, 2009
Refundable Federal income tax attributable to:
Current Operations	$980	$1,030
Less: valuation allowance	(980)	(1,030)
Net provision for Federal income taxes	$-	$-

EPHOTO IMAGE INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
January 31, 2010

NOTE 4 – INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	January 31, 2010	January 31, 2009
Deferred tax asset attributable to:
Net operating loss carryover	$3,630	$2,650
Less: valuation allowance	(3,630)	(2,650)
Net deferred tax asset	$-	$-

At January 31, 2010, Ephoto had an unused net operating loss carryover approximating $10,690 that is available to offset future taxable income; it expires beginning in 2029.

NOTE 5 – COMMON STOCK

At inception, Ephoto issued 5,600,000 shares of stock to its founding shareholder for $5,600 cash.

During the year ended April 30, 2009, Ephoto issued 2,150,000 shares of stock for $2,192 cash.

NOTE 6 – COMMITMENTS

Ephoto neither owns nor leases any real or personal property, an officer has provided office services without charge.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The sole officer and director is involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on which the financial statements were submitted to the Securities and Exchange Commission and has determined it does not have any material subsequent events to disclose.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000

Total	$27,001

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 2,850,000 shares of common stock to Petra Jaeger, our President and Director. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.001 per share, for total proceeds of $2,850. The 2,850,000 shares of common stock are restricted shares as defined in the Securities Act.

We issued 2,750,000 shares of common stock to Namuun Ganbaatar. These shares were issued pursuant to Regulation S of the Securities Act at a price of $0.001 per share, for total proceeds of $2,750. The 2,750,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed a private placement of 2,150,000 shares of our common stock pursuant to Regulation S of the 1933 Act. All shares were issued at a price of $0.001 per share. We received proceeds of $2,150 from the offering. Each purchaser represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation(1)
3.2	By-Laws(1)
5.1	Opinion of David Jennings, Esq., with consent to use
23.1	Consent of Silberstein Ungar, PLLC
24.1	Power of Attorney (see attached signature page)
(1) Incorporated by reference on Form S-1 of the Company's Registration Statement filed on February 25, 2010.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reno, Nevada on May 5 , 2010.

ePhoto Image, Inc.

By: /s/ Petra Jaeger
Petra Jaeger
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Petra Jaeger as her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Petra Jaeger
Petra Jaeger
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director
May 5, 2010